Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2009 First Quarter Earnings of $0.5 Million

Business Editors – New York – (Business Wire – April 14, 2009)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported net earnings for the first quarter of 2009 (“Q1-09”) of $0.5 million, or $0.06 per diluted common share, compared to $2.3 million, or $0.28 per share, for the first quarter of 2008 (“Q1-08”).

Net earnings for Q1-09 as compared to Q1-08 decreased by $1.8 million due to the following: a $2.4 million increase in noninterest expenses, a $0.8 million decrease in noninterest income, and a $0.4 million increase in preferred stock dividend requirements. The aggregate of these items was partially offset by a $1.0 million decrease in the provision for income tax expense, a $0.4 million increase in net interest and dividend income and a $0.4 million decrease in the provision for loan losses.

Net interest and dividend income increased to $9.3 million in Q1-09 from $8.9 million in Q1-08, primarily reflecting growth in the Company’s net interest earning assets. The Company’s net interest margin (excluding prepayment income) was 1.67% in Q1-09, compared to 1.71% in Q1-08 as lower deposit and borrowing costs were offset primarily by calls of higher yielding U.S. government agency security investments (coupled with the reinvestment of those proceeds into the same types of securities with lower market rates) as well as the repayment of higher yielding loans (coupled with the origination of new fixed-rate loans with lower yields). The yield on interest-earning assets decreased to 5.51% in Q1-09 from 6.16% in Q1-08, while the Company’s cost of funds decreased to 4.29% in Q1-09 from 4.94% in Q1-08. The provision for loan losses decreased to $1.9 million in Q1-09 from $2.3 million in Q1-08 due to a lower level of net loan growth as compared to the prior year period, partially offset by a larger provision for nonaccrual loans. Noninterest expenses increased to $5.9 million in Q1-09 from $3.5 million in Q1-08 primarily due to $1.0 million of expense from the early retirement of $26 million of higher cost (6.75%) debentures, a $0.6 million increase in expenses associated with nonperforming assets and a $0.4 million increase in FDIC insurance premiums due to higher rates imposed on all banks. Noninterest income decreased to $0.1 million in Q1-09 from $0.9 million in Q1-08 due to a $0.3 million impairment charge on a trust preferred security investment as well as $0.4 million of income from calls of investment securities in Q1-08 that did not recur in Q1-09. The Company’s effective income tax rate was approximately 43% for both periods. The Company had 73 employees at March 31, 2009, compared to 71 employees at March 31, 2008.

Total assets at March 31, 2009 were $2.32 billion, compared to $2.27 billion at December 31, 2008, reflecting primarily a higher level of security investments, partially offset by a lower level of overnight investments.

Total loans, net of unearned fees, amounted to $1.71 billion at March 31, 2009, relatively unchanged from December 31, 2008, as $46 million of new loan originations secured primarily by commercial real estate was offset by $43 million of principal repayments and $0.8 million of loans transferred to foreclosed real estate. Nearly all the new loans in Q1-09 have fixed interest rates and a weighted-average yield and term of 6.77% and 5.7 years, respectively. New loans totaled $46 million for Q1-09, compared to $97 million for Q1-08. Principal repayments totaled $43 million for Q1-09, compared to $31 million for Q1-08.

Total nonperforming assets at March 31, 2009 amounted to $129.0 million, or 5.57% of total assets, compared to $117.7 million, or 5.18%, at December 31, 2008 and $101.7 million, or 4.70%, at March 31, 2008. At March 31, 2009, nonperforming assets were comprised of $119.3 million of nonaccrual loans, or 31 loans, and $9.7 million (net of a $0.7 million valuation allowance) of real estate acquired through foreclosure, or 4 properties. At March 31, 2009, a specific SFAS No. 114 valuation allowance in the aggregate amount of $10.2 million (included as part of the overall allowance for loan losses) was maintained on nonaccrual loans, which are considered impaired. At March 31, 2009, the Company also had $31 million of accruing loans on which the Company has granted certain concessions generally consisting of the temporary deferral of interest or principal payments to provide some relief to the borrower.

The Company’s ability to complete foreclosure or other proceedings to acquire and sell certain collateral properties continues to be delayed by bankruptcy proceedings. As a result of these delays and other factors, the timing of the resolution/disposition of nonperforming assets cannot be predicted with certainty. There can be no assurance that the Company will not incur significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of foreclosed real estate. Although the Company has never originated or acquired subprime loans nor invested in securities collateralized by subprime loans, the current world financial crisis has affected the Company indirectly through reductions in overall real estate values, reduced home sales and construction, increased unemployment and a weakening of national and local economic conditions, particularly in New York and Florida, the Company’s two primary markets. The Company does not own or originate construction/development loans.

The total allowance for loan losses was $30.4 million at March 31, 2009, compared to $28.5 million at December 31, 2008. The increase from December 31, 2008 was due to $1.9 million of provisions. The allowance represented 1.78% of total loans (net of deferred fees) at March 31, 2009, compare to 1.67% at December 31, 2008.

Total securities held to maturity at March 31, 2009 increased to $545 million, from $476 million at December 31, 2008. At March 31, 2009, the portfolio had a weighted-average remaining contractual maturity and a yield of 4.4 years and 3.19%, respectively. The Company does not own or invest in any CDOs, CMOs or any preferred or common stock of FNMA or FHLMC.

Total deposits at March 31, 2009 increased to $1.94 billion, from $1.86 billion at December 31, 2008, reflecting an increase of $93 million in money market accounts, partially offset by a $20 million decrease in certificate of deposit accounts. Total borrowed funds and related interest payable at March 31, 2009 decreased to $122 million, from $149 million at December 31, 2008, reflecting the early repayment of $26 million of higher rate subordinated debentures.

On April 7, 2009, the Company’s wholly owned subsidiary, Intervest National Bank (the “Bank”), entered into a Memorandum of Understanding (“MOU”) with the Comptroller of the Currency (“OCC”), which requires the Bank to (1) appoint a Compliance Committee to monitor and coordinate the Bank’s adherence to the MOU and to submit progress reports to the OCC; (2) develop and implement a Strategic Plan in accordance with guidelines set forth in the MOU; (3) review and revise the Bank’s Contingency Funding Plan to address matters outlined in the MOU; (4) develop and implement a written program to improve credit risk management processes that are consistent across the Bank’s two primary markets; (5) develop and implement a three-year capital program in accordance with guidelines set out in the MOU; and (6) review and revise the Bank’s interest rate risk policy and procedures to address matters set forth in the MOU. Management has commenced the steps necessary to satisfy the conditions of the MOU and is committed to addressing and resolving any and all issues presented therein. The Bank has also agreed with the OCC to maintain minimum capital ratios at specified levels higher than those otherwise required by applicable regulations as follows: Tier 1 capital to total average assets (leverage ratio) - 9%; Tier 1 capital to risk-weighted assets - 10%; and total capital to risk-weighted assets - 12%. At March 31, 2009, the Bank’s actual capital ratios were in excess of these levels at 10.32%, 12.48% and 13.73%, respectively.

Total stockholders’ equity at March 31, 2009 increased to $212.6 million, from $212.0 million at December 31, 2008 primarily due to net earnings for Q1-09.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans and deposits; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended March 31,
	2009	2008
Selected Operating Data:
Interest and dividend income	$30,679	$31,788
Interest expense	21,389	22,933

Net interest and dividend income	9,290	8,855
Provision for loan losses	1,857	2,263

Net interest and dividend income after provision for loan losses	7,433	6,592
Noninterest income	73	943
Noninterest expenses	5,939	3,518

Earnings before income taxes	1,567	4,017
Provision for income taxes	672	1,736

Net earnings before preferred dividend requirements	895	2,281
Preferred dividend requirements (1)	405	—

Net earnings available to common stockholders	$490	$2,281

Basic earnings per common share	$0.06	$0.28
Diluted earnings per common share	$0.06	$0.28
Cash dividends paid per common share	$—	$—
Weighted-average common shares and common equivalent shares outstanding for computing:
Basic earnings per common share	8,270,812	8,225,812
Diluted earnings per common share (2)	8,270,812	8,238,031
Common shares outstanding at end of period	8,270,812	8,270,812
Common stock options/warrants outstanding at end of period	959,112	136,040
Yield on interest-earning assets	5.51%	6.16%
Cost of funds	4.29%	4.94%
Net interest margin (3)	1.67%	1.71%
Return on average assets (annualized)	0.16%	0.44%
Return on average common equity (annualized)	1.89%	5.01%
Effective income tax rate	42.88%	43.22%
Efficiency ratio (4)	63%	36%
Total average loans outstanding	$1,713,685	$1,646,655
Total average securities outstanding	525,702	401,143
Total average short-term investments outstanding	17,212	29,207
Total average interest-earning assets outstanding	2,256,599	2,077,005
Total average assets outstanding	2,281,226	2,095,651
Total average interest-bearing deposits outstanding	$1,888,774	$1,722,631
Total average borrowings outstanding	131,461	144,466
Total average interest-bearing liabilities outstanding	2,020,235	1,867,097
Total average stockholders’ equity	212,159	181,990

	At Mar 31, 2009	At Dec 31, 2008	At Sep 30, 2008	At Jun 30, 2008	At Mar 31, 2008
Selected Financial Condition Information:
Total assets	$2,317,613	$2,271,833	$2,180,746	$2,207,170	$2,165,017
Total cash and short-term investments	30,203	54,903	21,969	16,726	47,229
Total securities held to maturity	544,702	475,581	410,844	430,934	406,727
Total FRB and FHLB stock	9,657	8,901	10,912	8,428	7,368
Total loans, net of unearned fees	1,708,752	1,705,711	1,691,851	1,723,213	1,677,119
Total deposits	1,938,123	1,864,135	1,734,820	1,809,683	1,781,188
Total borrowed funds and accrued interest payable	122,194	149,566	210,551	168,063	159,189
Total preferred equity	23,177	23,080	—	—	—
Total common equity	189,440	188,894	186,230	183,549	183,703
Book value per common share	22.90	22.84	22.52	22.19	22.21
Total allowance for loan losses	$30,371	$28,524	$25,828	$26,609	$23,856
Total loan chargeoffs for the quarter	10	—	4,227	—	—
Total accruing troubled debt restructurings	30,586	—	—	—	—
Total loans ninety days past due and still accruing	1,958	1,964	—	3,051	837
Total nonaccrual loans	119,305	108,610	82,759	119,078	97,692
Total foreclosed real estate	9,742	9,081	25,099	7,272	4,022
Allowance for loan losses/net loans	1.78%	1.67%	1.53%	1.54%	1.42%

(1)	Represents accrued dividends on $25 million of 5% cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock options/warrants were assumed to be exercised during the period. Outstanding options/warrants are dilutive when their exercise price is above the average market price of the Class A common stock during the reporting periods.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.68% and 1.74% for the quarters ended March 31, 2009 and 2008, respectively.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Quarter Ended Mar 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005
Balance Sheet Highlights:
Total assets	$2,317,613	$2,271,833	$2,021,392	$1,971,753	$1,706,423
Asset growth rate	2%	12%	3%	16%	30%
Total loans, net of unearned fees	$1,708,752	$1,705,711	$1,614,032	$1,490,653	$1,367,986
Loan growth rate	0%	6%	8%	9%	35%
Total deposits	$1,938,123	$1,864,135	$1,659,174	$1,588,534	$1,375,330
Deposit growth rate	4%	12%	4%	16%	38%
Loans/deposits (Intervest National Bank)	83%	85%	88%	84%	88%
Total borrowed funds and accrued interest payable	$122,194	$149,566	$136,434	$172,909	$155,725
Preferred equity	$23,177	$23,080	$—	$—	$—
Common equity	$189,440	$188,894	$179,561	$170,046	$136,178
Common shares outstanding	8,270,812	8,270,812	8,075,812	8,371,595	7,823,058
Common book value per share	$22.90	$22.84	$22.23	$20.31	$17.41
Market price per common share	$2.15	$3.99	$17.22	$34.41	$24.04
Asset Quality Highlights
Nonaccrual loans	$119,305	$108,610	$90,756	$3,274	$750
Loans ninety days past due and still accruing	1,958	1,964	11,853	—	2,649
Accruing troubled debt restructurings	30,586	—	—	—	—
Foreclosed real estate	9,742	9,081	—	—	—
Allowance for loan losses	30,371	28,524	21,593	17,833	15,181
Loan recoveries	—	—	—	—	—
Loan chargeoffs	10	4,227	—	—	—
Allowance for loan losses / net loans	1.78%	1.67%	1.34%	1.20%	1.11%
Statement of Operations Highlights:
Interest and dividend income	$30,679	$128,497	$131,916	$128,605	$97,881
Interest expense	21,389	90,335	89,653	78,297	57,447

Net interest and dividend income	9,290	38,162	42,263	50,308	40,434
Provision for loan losses	1,857	11,158	3,760	2,652	4,075
Noninterest income	73	5,026	8,825	6,855	6,594
Noninterest expenses	5,939	18,873	12,876	13,027	10,703

Earnings before income taxes	1,567	13,157	34,452	41,484	32,250
Provision for income taxes	672	5,891	15,012	17,953	14,066

Net earnings before preferred dividend requirements	895	7,266	19,440	23,531	18,184
Preferred dividend requirements (1)	405	41	—	—	—

Net earnings available to common stockholders	$490	$7,225	$19,440	$23,531	$18,184

Basic earnings per common share	$0.06	$0.87	$2.35	$2.98	$2.65
Diluted earnings per common share	$0.06	$0.87	$2.31	$2.82	$2.47
Adjusted net earnings used to calculate diluted earnings per common share	$490	$7,225	$19,484	$23,679	$18,399
Average common shares used to calculate:
Basic earnings per common share	8,270,812	8,259,091	8,275,539	7,893,489	6,861,887
Diluted earnings per common share	8,270,812	8,267,781	8,422,017	8,401,379	7,449,658
Net interest margin (2)	1.67%	1.79%	2.11%	2.75%	2.70%
Return on average assets	0.16%	0.34%	0.96%	1.28%	1.20%
Return on average common equity	1.89%	3.94%	11.05%	15.82%	16.91%
Effective income tax rate	42.88%	44.77%	43.57%	43.28%	43.62%
Efficiency ratio (3)	63%	44%	25%	23%	23%
Full-service banking offices	7	7	7	7	6

(1)	Represents accrued dividends on $25 million of 5% cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.68% for the quarter ended March 31, 2009, 1.74% for 2008, 2.64% for 2007, 3.31% for 2006 and 2.66% for 2005.
(3)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.